Exhibit 99.1

FOR IMMEDIATE RELEASE

StanCorp Financial Group, Inc. Appoints Floyd Chadee Senior Vice President and Chief Financial Officer

PORTLAND, Ore. — March 27, 2008 — StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) today announced the appointment of Floyd Chadee as senior vice president and chief financial officer of StanCorp and its subsidiary Standard Insurance Company effective April 7, 2008.

“Floyd brings strong experience and has deep knowledge in our key product areas,” said Eric E. Parsons, chairman, president and chief executive officer. “His leadership experience and financial background fits well within StanCorp.”

Mr. Chadee will serve on the Company’s Management Committee and he will be responsible for corporate finance, corporate actuarial, risk management, treasury, and investor relations functions. He was most recently senior vice president and chief financial officer at Assurant Employee Benefits, based in Kansas City, MO. He is a graduate from Stanford University with a Ph.D. in Operations Research and he is a Fellow, Society of Actuaries (FSA).

About StanCorp Financial Group, Inc

StanCorp Financial Group, Inc., through its subsidiaries — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Equities, StanCorp Real Estate, and StanCorp Trust Company — is a leading provider of financial products and services. StanCorp’s subsidiaries serve approximately 8.7 million customers nationwide as of December 31, 2007, with group and individual disability insurance, group life, AD&D and dental insurance, retirement plans products and services, individual annuities and investment advice. For more information about StanCorp Financial Group, Inc., visit its Web site at www.stancorpfinancial.com.

Disclosure

Information in this news release includes certain statements related to projected growth and future events. These statements are “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results in future periods may differ materially from those expressed or implied by such forward-looking statements. See StanCorp’s latest Annual Report on form 10-K and most recent Form 10-Q filed with the Securities and Exchange Commission for a description of the types of uncertainties and risks that may affect actual results.

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Contacts

Investor Relations and Financial Media

Jeff Hallin

(971) 321-6127

Email: jhallin@standard.com

Corporate Information

Jodi Jordan

(971) 321-7405

Email: jjordan@standard.com